                                                                   Exhibit 15.1
September 15, 1997

To the Board of Directors and Shareholders of Security Capital Group Incorporated:

We are aware that Security Capital Group Incorporated has included in its Registration Statement No. 333-26037 its consolidated financial statements for the three- and six-month periods ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,




ARTHUR ANDERSEN LLP